Exhibit 22.1
SUBSIDIARY GUARANTORS AND ISSUERS OF GUARANTEES SECURITIES
AS OF December 31, 2021

9.50% Senior Notes

	Issuer Name	State or other Jurisdiction of Incorporation or Organization
1	Welbilt, Inc. (formerly known as Manitowoc Foodservice, Inc.)	Delaware

	Guarantor Subsidiary Name	State or other Jurisdiction of Incorporation or Organization
1	Appliance Scientific, Inc.	Delaware
2	Berisford Property Development (USA) Ltd.	New York
3	Charles Needham Industries Inc.	Texas
4	Cleveland Range LLC	Delaware
5	The Delfield Company LLC	Delaware
6	Enodis Corporation	Delaware
7	Enodis Group Holdings US, Inc.	Delaware
8	Enodis Holdings Inc.	Delaware
9	Enodis Technology Center, Inc.	Delaware
10	Frymaster, LLC	Louisiana
11	Garland Commercial Industries LLC	Delaware
12	Kysor Business Trust	Delaware
13	Kysor Holdings Inc.	Delaware
14	Kysor Industrial Corporation	Michigan
15	Kysor Industrial Corporation	Nevada
16	Kysor Nevada Holding Corporation	Nevada
17	Landis Holdings LLC	Delaware
18	Manitowoc Equipment Works	Nevada
19	Manitowoc Foodservice Companies, LLC	Wisconsin
20	Manitowoc Foodservice Holding, Inc.	Wisconsin
21	Manitowoc FP, Inc.	Nevada
22	Manitowoc FSG International Holdings, Inc.	Nevada
23	Manitowoc FSG Operations, LLC	Nevada
24	Manitowoc FSG U.S. Holdings, LLC	Delaware
25	McCann’s Engineering & Manufacturing Co., LLC	California
26	MTW County Limited	United Kingdom and Delaware
27	Welbilt Corporation	Delaware
28	Welbilt Holding Company	Delaware
29	Westran Corporation	Michigan